Cysive Announces Extension of Stock Repurchase Program

Contact: John R. Lund, CFO
Cysive, Inc.
703.259.2300

Reston, Va. - December 19, 2002 — Cysive, Inc. (Nasdaq: CYSV), a provider of Interaction Server software that enables users to interact with the enterprise however and whenever they need, announced today that its Board of Directors has authorized an extension of its common stock repurchase program, which began in December 2000, for an additional 24 months. As of September 30, 2002, Cysive has repurchased 2,368,932 of its shares, and $19.5 million of the $25 million previously authorized remained available under the program. Cysive may purchase shares from time to time over the next 24 months on the open market or otherwise.

About Cysive™

Cysive, Inc. is a provider of Interaction Server software that enables users to interact with the enterprise however and whenever they need. Cysive Cymbio™ software leverages existing IT investments and reduces enterprise complexity, resulting in new enterprise computing efficiencies and lower costs. Since 1993 Cysive has provided mission-critical business software systems to Global 2000 firms, including Cisco Systems, AT&T, Chase, Equifax, First Union, Schneider National, and DaimlerChrysler, among many others. Cysive is headquartered in Reston, VA and can be found on the Internet at www.cysive.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s annual report on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2002, and its other filings under the 1934 Act as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Cysive is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.